Dear Subscriber:

Thank you for your interest in Prairie Creek Ethanol, LLC. Due to changes we are making to our business plan, we have decided to reject all subscriptions for membership units we have received thus far.

You will receive a check within 30 days for the principal amount deposited in our escrow account under your name, plus your share of any interest earned on our escrowed funds, from our escrow agent, Iowa State Bank of Algona. The fee we owe to the escrow agent for its services will not be paid from the principal deposited in or the interest earned on the escrow account. In addition, we have enclosed herewith the Subscription Agreement and accompanying Promissory Note and Security Agreement you signed and submitted to us in connection with your subscription. Please note that because we have rejected your subscription, you are no longer obligated to pay us the amount due pursuant to the Promissory Note and Security Agreement.

Rather than constructing and operating a 100 million gallon per year plant as stated in our previous prospectus, we anticipate constructing and operating a 55-million gallon per year plant with backside corn oil recovery capability. Therefore, we have made the decision to reject all subscriptions for membership units we have received thus far. We expect to file a post-effective amendment to our registration statement with the United States Securities and Exchange Commission and with each state in which we registered our offering to reflect these changes and hope to have an updated prospectus prepared by early 2008. Please note that you are no longer obligated for your purchase commitment and that any investment decision you make in the future regarding Prairie Creek Ethanol should be based only on our updated prospectus, once completed, and not on any prospectus previously delivered to you.

Once again, we sincerely thank you for your interest in Prairie Creek Ethanol, LLC. We hope that you will continue to check our website, www.prairiecreekethanol.com, for further developments and an updated meeting schedule, when available.

This communication is neither an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.

This communication contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.   We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication.  We qualify all of our forward-looking statements by these cautionary statements.